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Exhibit 5.1



March 27, 2000

DigitalWork.com, Inc.
230 West Monroe Street, Suite 1950
Chicago, Illinois 60606


Ladies and Gentlemen,

     We have examined the Registration Statement on Form S-1 filed by DigitalWork.com, Inc. (the "Company") with the Securities and Exchange Commission on February 2, 2000 (as amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of DigitalWork.com, Inc. (the "Shares"). The Shares, which include shares of Common Stock issuable pursuant to an over allotment option granted to the underwriters, are to be sold to the underwriters as described in the Registration Statement for the sale to the public or issued to the representatives of the underwriters. As your counsel, in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the Shares.

     It is our opinion that, upon approval by the price committee duly authorized by the Company's Board of Directors, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                       Very truly yours,

                                       /s/ Freeborn & Peters